EXHIBIT 99

Contact:	NEWS RELEASE William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

First Defiance Financial Corp. Receives Preliminary
Approval to Participate in U. S. Treasury Department’s Capital Purchase Program

•	Results in $37 million capital investment
•	Provides additional capital for strategic initiatives and lending opportunities
•	Further strengthens already strong capital position

DEFIANCE, OHIO (November 24, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) announced that the Treasury Department has preliminarily approved First Defiance’s application to participate in the Capital Purchase Program, subject to standard terms and closing conditions.  Based on the preliminary approval, the Treasury Department intends to purchase $37.0 million of newly issued First Defiance non-voting preferred stock. Closing of the transaction is expected within 30 days.

“First Defiance chose to participate in the Treasury Department’s program because it provides additional capital beyond our current well-capitalized position,” said William J. Small, Chairman, President and CEO of First Defiance.  “Our capital reserves at September 30, 2008 were already nearly 20% more than the regulatory standard to be considered well-capitalized. The Capital Purchase program further strengthens our position and allows us to support the bank’s strategic initiatives in a time of economic uncertainty. We have prudent lending practices in place, and this additional capital will assist us with lending and growth opportunities that will benefit our communities as well as our shareholders.”

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 45 ATM locations in northwest Ohio, southeastern Michigan and Ft. Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group life and health insurance, with offices in Defiance and Bowling Green, Ohio.

For more information, visit the company’s Web site at www.fdef.com.

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